Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Reports First Quarter

Net Income of $1,317,000 on POPS Revenue of $5,631,000

MINNEAPOLIS – April 29, 2009 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $6,186,000 for the first quarter ended March 31, 2009, a decrease of 5.7%, compared to net sales of $6,563,000 for the first quarter of 2008. The net income for the first quarter of 2009 was $1,317,000 or $0.09 per share, compared to a net loss of $(240,000), or $(0.02) per share, for the first quarter of 2008. Net income for the first quarter of 2009 includes a one-time insurance settlement of $1,387,000. Insignia Point-of-Purchase Services® (POPS) revenue for the first quarter of 2009 was $5,631,000, a decrease of 5.3%, compared to the first quarter 2008 POPS revenue of $5,948,000.

CEO Scott Drill commented, “Our first quarter 2009 results were consistent with our expectations. The various initiatives we put in place to offset the loss of Safeway were effective, resulting in only a 5.3% POPS revenue decline versus the first quarter of 2008. Absent the insurance settlement of $1,387,000, we would have had a non-GAAP net loss of $70,000. However, without both News America related legal expense and the insurance settlement, non-GAAP net income would have been $645,000. Looking ahead, our business is developing reasonably well. For the second quarter, we currently have POPS customer orders of approximately $4,475,000 with roughly five weeks of selling time left. Our relationship with our strategic partner Valassis continues to be excellent.”

Drill went on to state, “On the legal front, we made good progress in our lawsuit against News America. We continue to be optimistic there will be a favorable outcome. Interestingly, in early March in a similar case, Floorgraphics and News America reached a confidential settlement after less than four days of testimony during that trial. Insignia’s legal expense related to the News America litigation was $715,000 for the first quarter of 2009 versus $972,000 for the first quarter of 2008 and $816,000 for the fourth quarter of 2008. Finally, cash, cash equivalents and short-term investments on March 31, 2009 totaled $9,274,000.”

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April 29, 2009	Insignia Systems, Inc. Reports First Quarter Results	Page 2

Non-GAAP versus GAAP Financial Statements

To supplement the Company’s financial statements presented in accordance with GAAP, the Company provides certain non-GAAP financial measures of financial performance. These non-GAAP measures include net loss before insurance settlement payment, and net income before insurance settlement payment and News America related legal fee expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

These non-GAAP measures are provided to enhance an investors’ overall understanding of the Company’s current financial performance and ability to generate cash flows. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure included in this press release can be found in the financial table included below.

	Three Months Ended March 31,
	2009	2008

Net income (loss)	$1,317,000	$(240,000)

Adjustment:
Insurance settlement proceeds	(1,387,000)	—

Non-GAAP net loss before insurance settlement	(70,000)	(240,000)

Adjustment:
News America related legal expense	715,000	972,000

Non-GAAP net income before insurance settlement and News America related legal expense	$645,000	$732,000

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April 29, 2009	Insignia Systems, Inc. Reports First Quarter Results	Page 3

Conference Call

The Company will host a conference call today, April 29, at 4:00 p.m. Central Time. To access the live call, dial 877-718-5099. The conference code is 2743756. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call for 10 days. To access the replay, dial 888-203-1112 and reference the passcode 2743756.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 8,800 chain retail supermarkets and drug stores, including Kroger, ShopRite and SuperValu. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwans Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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April 29, 2009	Insignia Systems, Inc. Reports First Quarter Results	Page 4

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Net Sales	$6,186,000	$6,563,000
Cost of Sales	2,963,000	3,029,000
Gross Profit	3,223,000	3,534,000
Operating Expenses:
Selling	1,507,000	1,648,000
Marketing	389,000	361,000
General & Administrative	1,425,000	1,822,000
General & Administrative (Insurance settlement proceeds)	(1,387,000)	—

Operating Income (Loss)	1,289,000	(297,000)
Other Income, net	28,000	57,000

Net Income (Loss)	$1,317,000	$(240,000)

Net Income (Loss) Per Share
Basic	$0.09	$(0.02)
Diluted	$0.09	$(0.02)

Shares used in calculation of net income (loss) per share:
Basic	15,128,000	15,590,000
Diluted	15,243,000	15,590,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	March 31, 2009	December 31, 2008

Cash and cash equivalents	$8,174,000	$11,052,000
Short-term investments	1,100,000	—
Working capital	7,944,000	6,396,000
Total assets	13,869,000	15,593,000
Total liabilities	5,134,000	8,322,000
Shareholders’ equity	8,735,000	7,271,000

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